Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Mesoblast Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Ordinary shares	Other	10,000,000	$0.56	(3)	$5,600,000	$0.0000927	$520
Total Offering Amounts						$5,600,000		—
Net Fee Due								$520

(1)	Ordinary shares, without par value (the “Ordinary Shares”), of Mesoblast Limited (the “Registrant”) being registered relate to the Registrant’s Employee Share Option Plan (the “Plan”). These Ordinary Shares may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents five Ordinary Shares. ADSs, evidenced by American Depositary Receipts (“ADRs”), each representing five Ordinary Shares of the Registrant, have been registered under a separate registration statement on Form F-6 (File No. 333-207378).

(2)	Represents the maximum number of Ordinary Shares underlying the options that the Registrant expects to be issued pursuant to the Plan. The Plan does not include a limit on the number of options that may be issued pursuant to the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional securities as may be offered or issued as a result of the anti-dilution provisions of the Plan.

(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of US$2.78, the average of the high and low prices for the Registrant’s ADSs as reported on the Nasdaq Global Select Market on September 26, 2022, divided by five (the Ordinary Share-to-ADS ratio).